OMB APPROVAL
OMB Number:	3235-0145
Expires:	February 28, 2009
Estimated average burden
hours per response	10.4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Dune Energy Inc

(Name of Issuer)

Common Stock

(Title of Class of Securities)

265338202

(CUSIP Number)

September 4, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 6,072,001
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 6,072,001

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,072,001 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,238,857
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,238,857

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,238,857 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,307,429
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,307,429

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,307,429 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,307,429 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,307,429 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,307,429 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,307,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). F-Cubed Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 931,429 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 931,429 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 931,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 931,429
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 931,429

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 931,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 931,429
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 931,429

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 931,429 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 44,571
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 44,571

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,571 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.03% (See item 4)
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 16,751
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 16,751

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,751 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 16,571 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 16,571 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,571 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 16,571 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 16,571 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,571 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Cineasias Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 28,000 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 28,000 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 28,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 28,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000 (see item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 28,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 28,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0% (See item 4)
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 3,788,573
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 3,788,573

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,788,573 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7% (See item 4)
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,230,287
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,230,287

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,230,287 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,230,287 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,230,287 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,230,287 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,230,287 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,230,287 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,230,287 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). DRE Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,558,286 (See item 4)
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,558,286 (See item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,558,286 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,558,286
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,558,286

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,558,286 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

CUSIP No. 265338202	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,558,286
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,558,286

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,558,286 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-02)

Item 1.	(a)	Name of Issuer

Dune Energy Inc

	(b)	Address of Issuer’s Principal Executive Offices

Two Shell Plaza 777 Walker Street, Suite 695 Houston, TX 77056

Item 2.	(a)	Name of Person Filing

This statement is filed by:

	(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

	(ii)	Whitebox Combined Advisors, LLC, a Delaware limited liability company (“WCA”);

	(iii)	Whitebox Combined Partners, L.P., a British Virgin Islands limited partnership (“WCP”);

	(iv)	Whitebox Multi-Strategy Fund , L.P., a Delaware limited partnership (“WMSFLP”);

	(v)	Whitebox Multi-Strategy Fund, Ltd., a British Virgin Islands international business company (“WMSFLTD”);

	(vi)	F-Cubed Partners, L.P., a British Virgin Islands limited partnership (“FCP”);

	(vii)	Whitebox Combined Fund, L.P., a Delaware limited partnership (“WCFLP”);

	(viii)	Whitebox Combined Fund, Ltd., a British Virgin Islands international business company (“WCFLTD”)

	(ix)	Whitebox Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCAA”);

	(x)	Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”);

	(xi)	Whitebox Concentrated Convertible Arbitrage Fund , L.P., a Delaware limited partnership (“WCCAFLP”);

	(xii)	Whitebox Concentrated Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCCAFLTD”);

	(xiii)	Cineasias Partners, L.P., a British Virgin Islands limited partnership (“CP”);

	(xiv)	Whitebox Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WCAFLP”);

	(xv)	Whitebox Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCAFLTD”)

	(xvi)	Whitebox Hedged High Yield Advisors, LLC, a Delaware limited liability company (“WHHYA”);

	(xvii)	Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership (“WHHYP”);

	(xviii)	Whitebox Credit Arbitrage Fund , L.P., a Delaware limited partnership (“WCRAFLP”);

	(xix)	Whitebox Credit Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCRAFLTD”);

	(xx)	DRE Partners, L.P., a British Virgin Islands limited partnership (“DP”);

	(xxi)	Whitebox Hedged High Yield Fund, L.P., a Delaware limited partnership (“WHHYFLP”);

	(xxii)	Whitebox Hedged High Yield Fund, Ltd., a British Virgin Islands international business company (“WHHYFLTD”)

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WCAA,WCA, WHHYA, WCCAFLP, WCAFLP, WMSFLP, WCFLP, WCRAFLP, WHHYFLP and is:

3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416

The address of the business office of WCAP, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, and WHHYFLTD is:

Trident Chambers, P.O. Box 146
Waterfront Drive, Wickhams Cay
Road Town, Tortola, British Virgin Islands

	(c)	Citizenship

WA, WCAA,WCA, WHHYA, WCCAFLP, WCAFLP, WMSFLP,WCFLP, WCRAFLP, WHHYFLP and are organized under the laws of the State of Delaware; WCAP, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, and WHHYFLTD are organized under the laws of the British Virgin Islands.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

265338202

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act.

	(b)	☐ Bank as defined in section 3(a)(6) of the Act.

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

SEC 1745 (2-02)

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 6,072,001 shares of Common Stock of the Company’s Amended.

WCA, is deemed to beneficially own 2,238,857 Shares of Common Stock of the company.

WCP is deemed to beneficially own 1,307,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WMSFLP is deemed to beneficially own 1,307,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WMSFLTD is deemed to beneficially own 1,307,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

FCP is deemed to beneficially own 931,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCFLP is deemed to beneficially own 931,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCFLTD is deemed to beneficially own 931,429 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCAA, is deemed to beneficially own 44,571 Shares of Common Stock of the company.

WCAP is deemed to beneficially own 16,571 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCCAFLP is deemed to beneficially own 16,571 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCCAFLTD is deemed to beneficially own 16,571 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

CP is deemed to beneficially own 28,000 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCAFLP is deemed to beneficially own 28,000 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCAFLTD is deemed to beneficially own 28,000 shares of Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WHHYA, is deemed to beneficially own 3,788,573 Shares of Common Stock of the company.

WHHYP is deemed to beneficially own 1,230,287 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCRAFLP is deemed to beneficially own 1,230,287 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WCRAFLTD is deemed to beneficially own 1,230,287 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

DP is deemed to beneficially own 2,558,286 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WHHYFLP is deemed to beneficially own 2,558,286 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

WHHYFLTD is deemed to beneficially own 2,558,286 shares of Common Stock and Preferred Convertible Stock as a result of its indirect ownership of Common Stock of the company

As a result of the relationship described in this statement, each of WA, WCA, WCAA, WHHYA, WMSFLP, WCFLP, WCCAFLP, WCAFLP, WCRAFLP, WHHYFLP, WMSFLTD, WCFLTD, WCCAFLTD, WCAFLTD, WCRAFLTD, and WHHYFLTD may be deemed to possess indirect beneficial ownership of the shares of Common Stock issuable upon the conversion of Preferred Convertible Stock held by one or more of WCP, FCP, WCAP, CP, WHHYP, and DP. WA, WCA, WCAA, WHHYA, WMSFLP, WCFLP, WCCAFLP, WCAFLP, WCRAFLP, WHHYFLP, WMSFLTD, WCFLTD, WCCAFLTD, WCAFLTD, WCRAFLTD, and WHHYFLTD each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WCA, WCAA, WIC, WHHYA, WCP, WCAP, WIP, WHHYP WCFLP, WCAFLP, WIFLP, WHHYFLP, WCFLTD, WCAFLTD, WIFLTD, and WHHYFLTD are a group, or have agreed to act as a group.*

(b) Percent of Class

WA beneficially owns 4.3 % of the Company’s Common Stock.*

WCA is deemed to beneficially own 1.6 % of the company’s Common Stock

WCP is deemed to beneficially own 0.9 % of the company’s Common Stock

WMSFLP is deemed to beneficially own 0.9 % of the company’s Common Stock

WMSFLTD is deemed to beneficially own 0.9 % of the company’s Common Stock

FCP is deemed to beneficially own 0.7 % of the company’s Common Stock

WCFLP is deemed to beneficially own 0.7 % of the company’s Common Stock

WCFLTD is deemed to beneficially own 0.7 % of the company’s Common Stock

WCAA is deemed to beneficially own 0.03 % of the company’s Common Stock

WCAP is deemed to beneficially own 0.01 % of the company’s Common Stock

WCCAFLP is deemed to beneficially own 0.01 % of the company’s Common Stock

WCCAFLTD is deemed to beneficially own 0.01 % of the company’s Common Stock

CP is deemed to beneficially own 0.02 % of the company’s Common Stock

WCAFLP is deemed to beneficially own 0.02 % of the company’s Common Stock

WCAFLTD is deemed to beneficially own 0.02 % of the company’s Common Stock

WHHYA is deemed to beneficially own 2.7% of the company’s Common Stock

WHHYP is deemed to beneficially own 0.9 % of the company’s Common Stock

WCRAFLP is deemed to beneficially own 0.9 % of the company’s Common Stock

WCRAFLTD is deemed to beneficially own 0.9 % of the company’s Common Stock

DP is deemed to beneficially own 1.8 % of the company’s Common Stock

WHHYFLP is deemed to beneficially own 1.8 % of the company’s Common Stock

WHHYFLTD is deemed to beneficially own 1.8 % of the company’s Common Stock

The percentage of Common Stock reportedly owned by each entity herein is based on 141,137,000 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on July 27,2009.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

0

(ii) Shared power to vote or to direct the vote

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 2,238,857 Shares of the Company’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 44,571 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 3,788,573 Shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of

0

(iv) Shared power to dispose or to direct the disposition of

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 2,238,857 Shares of the Company’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 44,571 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 3,788,573 Shares of the Company’s Common Stock.

*  Pursuant to the Amended and Restated Convertible Subordinated Notes (the “Notes”) entered into on October 11, 2006, the Company shall not effect any conversion of the Notes and the reporting person shall not have the right to convert any portion of the Notes, that to the extent after giving effect to such conversion, the reporting person and its affiliates and any other persons whose beneficial ownership of common stock could be aggregated would beneficially exceed 4.99% of the number of shares of commons stock outstanding immediately after giving effect to such conversion. The number of shares of common stock beneficially owned by the reporting person and its affiliates and any other persons shall include the number of shares of common stock issuable upon conversion of the Notes but excludes several factors further defined in Section 3(d)(i) of the Note. The reporting person may waive the provisions of Section 3(d)(i) of the Note but the waiver will not be effective until the 61st day after delivery of the waiver notice.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒*.

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 8, 2009
Date

/s/ Jonathan D. Wood

Signature

Jonathan D. Wood as Chief Financial Officer of Whitebox Advisors, LLC, Whitebox Combined Advisors, LLC., Whitebox Combined Partners, L.P., F-Cubed Partners, L.P., Whitebox Combined Funds, L.P., Whitebox Combined Fund Ltd., Whitebox Multi-Strategy Fund L.P., Whitebox Multi-Strategy Fund, Ltd., Whitebox Convertible Arbitrage Advisors, LLC, Whitebox Convertible Arbitrage Partners, L.P., Cineasias Partners, L.P., Whitebox Convertible Arbitrage Fund, L.P., Whitebox Convertible Arbitrage Fund, Ltd., Whitebox Concentrated Convertible Arbitrage Fund, L.P., Whitebox Concentrated Convertible Arbitrage Fund, Ltd., Whitebox Hedged High Yield Advisors, LLC., Whitebox Hedged High Yield Partners, L.P., DRE Partners, L.P., Whitebox Hedged High Yield Fund, L.P., Whitebox Hedged High Yield Fund, Ltd., Whitebox Credit Arbitrage Fund, L.P., Whitebox Credit Arbitrage Fund, Ltd.

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

SEC 1745 (2-02)